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ASPECT COMMUNICATIONS CORPORATION

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On January 13, 2002, Aspect Communications Corporation (Aspect or the Company) issued the following press release with respect to the recommendation of Institutional Shareholder Services that Aspect shareholders vote “FOR” the Company’s proposed sale of Series B convertible preferred stock to Vista Equity Fund II, L.P.

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FOR IMMEDIATE RELEASE ON MONDAY, JAN. 13, 2003

ISS RECOMMENDS THAT ASPECT COMMUNICATIONS
SHAREHOLDERS VOTE FOR THE VISTA TRANSACTION

SAN JOSE, Calif., Jan. 13, 2003—Aspect Communications Corporation (Nasdaq: ASPT), the leading provider of enterprise customer contact solutions, today announced that Institutional Shareholder Services (ISS), the nation’s leading independent proxy advisory firm, has recommended that Aspect shareholders vote in favor of the Vista private placement at Aspect’s Special Meeting of Shareholders on Jan. 21, 2003. The recommendations of ISS are relied upon by hundreds of major institutional investment firms, mutual funds and other fiduciaries throughout the country.

In reaching its recommendation, ISS held separate meetings with Aspect management, Vista Equity Partners and the dissident shareholder who opposes the transaction. In its Jan. 13, 2003, report, ISS summarized its findings as follows:

“Based on the merits of the Vista transaction and unlikelihood of success of Scepter’s plan, [ISS] recommends a vote for the issuance and sale of convertible preferred stock pursuant to the Vista transaction.”*

In reaching its conclusion that the private placement with Vista is the best option for Aspect and all of its shareholders, ISS noted:

“There are several critical uncertainties in Scepter’s plan: shareholders’ approval for the removal and replacement of the current board with the new interim board; impact on Aspect’s share price of cancellation of the Vista transaction; take-up of rights offering by existing shareholders; fiduciary duties of interim board continuing to require implementation of Scepter’s plan; and participation of large shareholders in nominating directors. In addition, the uncertainty and disruption to Aspect’s business following cancellation of the Vista transaction, the overhang of the put related to debenture becoming due on Aug. 10, 2003, and the possible attrition of current management, makes Scepter’s plan highly risky.”*

Beatriz Infante, chairman, president and chief executive officer of Aspect, said, “We are very pleased that ISS has recommended that shareholders vote FOR the Vista transaction. The positive recommendation by the leading proxy advisory firm in the nation provides further support for this important transaction. We believe the private placement is the best way to strengthen the Company’s balance sheet, significantly reduce Aspect’s outstanding debt, assure customers of our financial strength and increase the cash available for the Company’s next phase of growth.”

Aspect shareholders are urged to vote FOR the Vista transaction. For more information about how to vote, shareholders should call Aspect’s proxy solicitor, Georgeson Shareholder Communications, at (866) 328-5438 (toll-free).

* Permission to use quotations neither sought nor obtained

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About Aspect Communications

Aspect Communications Corporation is the leading provider of business communications solutions that help companies improve customer satisfaction, reduce operating costs, gather market intelligence and increase revenue. Aspect is a trusted mission-critical partner with over two-thirds of the Fortune 50, daily managing more than 3 million customer sales and service professionals worldwide. Aspect is the only company that provides the mission-critical software platform, development environment and applications that seamlessly integrate voice-over-IP, traditional telephony, e-mail, voicemail, Web, fax and wireless business communications, while guaranteeing investment protection in a company’s front-office, back-office, Internet and telephony infrastructures. Aspect’s leadership in business communications solutions is based on more than 17 years of experience and over 8,000 implementations deployed worldwide. The company is headquartered in San Jose, Calif., with offices around the world and an extensive global network of systems integrators, independent software vendors and distribution partners. For more information, visit Aspect’s Web site at http://www.aspect.com or call (877) 621-3692.

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Aspect, the Aspect logo and the phrases and marks relating to other Aspect products and services discussed in this press release constitute one or both of the following: (1) registered trademarks and/or service marks of Aspect Communications Corporation in the United States and/or other countries or (2) intellectual property subject to protection under common law principles. All other names and marks mentioned in this document are properties of their respective owners.

Contacts:
Jennifer Stroud	Carrie Kovac
Public Relations	Investor Relations
Aspect Communications	Aspect Communications
(615) 221-6842	(408) 325-2437
jennifer.stroud@aspect.com	carrie.kovac@aspect.com

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